United Defense

                         Professional Services Agreement

This Professional Services Agreement ("Agreement") dated as of the 1st day of June 1998, is entered into by and between United Defense Industries, Inc., a Delaware corporation having a place of business at 1525 Wilson Boulevard, Suite 700, Arlington, VA 22209 (hereinafter referred to as the "Company") and John
M. Shalikashvili, having his principal office at 9302 76th Street, NW, Tacoma WA 98498 (hereinafter referred to as "Director"). United Defense desires the services of Director and Director desires to perform such services. In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Statement of Work

Commencing on the date first herein written, Director shall perform the services for United Defense as specifically directed by the authorized representative(s) of United Defense as are described below:

         Serve as member of the Board of Directors of the Company, and if requested by the Company, one or more of its affiliates.

Payment

(a) In consideration of such services, subject to the terms and conditions of this Agreement, and as Director's sole and entire compensation under or in relation to this Agreement, United Defense shall pay Director compensation as follows:

         S25,000/year, plus expenses, and a one time grant of 1,000 options of United Defense stock exerciseable at $10 per share. In addition, you can elect to take your $25,000 compensation per year in stock. Currently the stock is valued at $10 per share; therefore a grant of 2,500 shares is offered for 1998. Each year the value of the stock will be adjusted and the appropriate number of shares granted.

(b) Payment of fees under this Agreement shall be made within thirty (30) days of receipt by United Defense of invoices submitted by Director from time to time as appropriate, but not more frequently than monthly, which invoices are to be supported by a written summary of the work actually performed and the time expended thereon by the Director during such billing period. United Defense shall also reimburse Director for its reasonable out-of pocket expenses incurred, requested or authorized by United Defense. Reimbursements of expenses hereunder will be made on the basis of itemized statements submitted by Director, which statements are to include actual bills, receipts, invoices or other evidence of expenditures.

(c) Time spent in travel shall not be deemed to be time spent in connection with this Agreement except to the extent that work is actually performed during travel periods. Director shall comply with United Defense's travel policies, except as otherwise agreed by United Defense in writing. Director shall not incur any expense on behalf of United Defense except as contemplated by paragraph 2 above or upon the prior written approval of United Defense. From time to time upon request by United Defense, Director shall permit audit of Director's compliance with the terms of this Agreement by United Defense employees and/or representatives of any Governmental agencies to which United Defense is or may be accountable. Any consulting work and related expenses which do not accord with applicable laws, regulations, United Defense standards of conduct or the terms of this Agreement, shall not be reimbursed.


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3. Inventions and Data

(a) The term "subject invention" as used in this Agreement means any invention, discovery, improvement, design, idea or suggestion, whether or not patentable, conceived and/or first actually reduced to practice by Director, whether acting alone or jointly with others, in the course of or as a result of any work for United Defense. The term "subject data" as used in this Agreement means any writings, sound recordings, pictorial reproductions, drawings or other graphic representation and works of any similar nature, whether or not copyrightable, which are prepared by Director, whether acting alone or jointly with others, in the course of or as a result of any work for United Defense.

(b) All subject inventions and subject data are and shall remain the property of United Defense, its successors or assigns, or its nominees, whether or not United Defense obtains patent or copyright protection thereon. Director shall
(i) promptly disclose all subject inventions and subject data to United Defense;
(ii) assist United Defense upon request to procure and/or maintain patents, copyrights and trade secrets throughout the world on said inventions and data; and (iii) assist United Defense to record the existence of the right, title and interest to said inventions and data in United Defense, at United Defense's expense, including the execution of documents sought or required by United Defense or any Governmental agency.

4. Confidential Treatment of Information

(a) Director shall not, either during or after the term of this Agreement, directly or indirectly publish or disclose to any third party any information (including but not limited to subject inventions or subject data) pertaining in any way to the business of United Defense, its customers or suppliers, which is developed, acquired or derived from association with United Defense, unless United Defense gives written authorization to do so. Such information shall not be used apart from United Defense business without written approval of United Defense. Such prohibition against disclosure to others shall not apply to information after it is clearly disclosed to the public by United Defense in writing.

(b) Drawings, sketches and any other tangible material made or obtained by Director from or for United Defense shall be turned over to United Defense in a timely manner and shall not be removed from United Defense's premises without the written permission of United Defense. If written permission is given to remove any such material, the material shall be promptly returned to United Defense upon completion of the work for United Defense or at any earlier time requested by United Defense.

5. Work for Others

While engaged by the Company hereunder, Director shall not act as a consultant for others regarding any matter in which any such other's interest is legally or financially adverse to that of United Defense. Director represents and warrants that Director has disclosed in writing to United Defense all other clients and any work which may represent a conflict of interest with respect to the work to be performed for United Defense under this Agreement. Director shall, during the term hereof, advise United Defense prior to entering into any agreement with any other entity or performing any other work which may result in such a conflict of interest, and further shall, during the term hereof, not enter into any such agreement or perform any other such work without the prior written approval of United Defense.

6. Term and Termination

Unless earlier terminated in accordance with this Section 6, this Agreement shall expire in 52 weeks following the date first above written. Additionally, the term of this Agreement may be extended for one or more successive one-year periods by written agreement of the parties. Whether during the original term or any extension thereof, this Agreement may be terminated by either party at any time (i) without cause, by giving not less than one (1) week's prior written notice to the other, or (ii) upon breach by the other party, by the aggrieved party's giving not less than ten (10) days' prior written notice, stating the nature of such breach.

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7. Information Provided

Director represents and warrants as to any information in any form which Director may provide to United Defense that (i) Director has the lawful right to provide such information to United Defense without breach of any law, regulation, contract obligation or duty of employment and that United Defense may receive and use such information without incurring any liability or obligation to any other person or entity, and (ii) that any information provided to United Defense which may have been obtained directly by Director or from any other person or entity was obtained without violation of any law, regulation, contract obligation, proprietary right or duty of employment. Director shall indemnify, defend and hold harmless United Defense (including its employees, officers and directors) from any damages and claims arising out of or related to any breach by Director of such representations and warrants.

8. Compliance with Laws

(a) Director represents and warrants that (i) Director is and shall remain familiar with all applicable laws and regulations relating to gratuities, bribery, kickbacks, conflicts of interest, classified information and political activity, (ii) no principal or relative of any principal of Director is a U.S. Government official other than as expressly disclosed in writing by Director prior to the date of this Agreement as first set forth above; and (iii) no U.S. Government official has any beneficial interest in Director nor in any compensation payable to Director by United Defense. Director shall report to United Defense all contacts with U.S. Government employees and officials during which United Defense matters are discussed. Director shall strictly comply with all applicable statutes and regulations in the conduct of Director's work for United Defense (including the law described in subparagraph (b) below) and shall indemnify, defend and hold United Defense (including its employees, officers and directors) harmless from any failure of the Director to do so.

(b) Director represents and warrants that, throughout the term of this Agreement, Director (i) shall remain familiar with federal law regarding procurement integrity (41 U.S.C. Paragraph 423) and regulations issued thereunder, hereafter collectively referred to as the "Law"), (ii) will comply with the Law in all respects, and (iii) shall not be a "procurement official" on any procurement for which United Defense is a "competing contractor" (as such terms are defined in the Law). Director shall promptly execute the procurement integrity certification attached hereto, shall re-execute such certification annually or as otherwise requested by United Defense, and shall provide to United Defense such other cooperation as United Defense may require to comply with the Law, insofar as United Defense's compliance is affected by Director's performance under or acts in relation to this Agreement.

9. Standards of Conduct

Director acknowledges receipt of a copy of the Business Conduct Guidelines and Code of Ethics and shall comply with the standards of conduct set forth for United Defense employees therein, and shall promptly complete and return to United Defense the Letter of Certification appended to the Business Conduct Guidelines.

10. Report of Violations

Director shall report to the appropriate United Defense manager or to United Defense's Ethics Help Line number at (888) 912-2112, any request by any United Defense employee to obtain any information or perform any other act under this Agreement in a manner which would violate any applicable law, regulation, contract obligation, duty of employment or United Defense standard of conduct. Director is requested similarly to report any observed violation of law or regulation by any United Defense personnel. All such reports will be handled on a confidential basis and may be made anonymously, if appropriate.

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11. Miscellaneous

(a) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous representation, warrants, understanding or agreement, written or oral, regarding such subject matter. This Agreement shall not be deemed to create any partnership, joint venture or enterprise or employment relationship between the parties and Director shall have no authority to act in the name of or to obligate United Defense in any way to third parties. Director shall diligently make and perform all appropriate tax reports and filings as an independent contractor and shall make all payments in such capacity required to federal, state and local tax authorities, including but not limited to, income and social security taxes; and Director shall indemnify and hold United Defense harmless from and against any claim for taxes, interest and/or penalties, however denominated, made by taxing authorities in respect to Director's activities under or related to this Agreement.

(b) This Agreement shall be construed in accordance with and governed by the laws of the State of Virginia and the United States of America.

(c) In the event any term or provision hereof is held to be invalid or unenforceable by final judgment of any court of competent jurisdiction, such term or provision shall thereupon be severed from this Agreement and the remainder of the terms and provisions hereof shall remain in full force and effect.

    In Witness Whereof, the parties hereto have executed this Agreement.

Director:
                  John M. Shalikasvili
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              (Typed or printed name and title of signer)

              /s/ John M. Shalikasvili
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              (Signature)

              Tax Identification No. (SSN or EIN): ###-##-####

United Defense, L.P.:

              /s/ Thomas W. Rabaut
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              (Signature)

              Thomas W. Rabaut, President & CEO
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              (Typed or printed name and title of signer)